                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   ENERGY EAST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                            ENERGY EAST CORPORATION
                                ALBANY, NEW YORK

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1999
                            ------------------------

To the Holders of Common Stock of
Energy East Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders of Energy East Corporation which will be held at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York on April 23, 1999 at 10:30 A.M. (Eastern Daylight Saving Time). The meeting is being held for the following purposes:

    (1) To elect two directors to serve in Class I for a term expiring at the 2002 Annual Meeting;

    (2) To consider and approve for adoption a proposal to amend the Certificate of Incorporation to authorize 100,000,000 additional shares of Common Stock;

    (3) To consider and approve for adoption a proposal to amend the Certificate of Incorporation and By-Laws to lower the supermajority vote requirement from three-fourths to two-thirds in order to amend certain By-Law provisions;

    (4) To consider and approve for adoption a proposal to amend the Certificate of Incorporation to institute cumulative voting in the election of directors;

    (5) To consider and act upon a stockholder proposal;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

    Holders of record of Common Stock at the close of business on February 22, 1999 will be entitled to notice of and to vote at the meeting.

    Whether or not you expect to be present at the Annual Meeting, we request that you mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.

    Everett A. Gilmour and Alton G. Marshall will retire from the Board of Directors as of April 23, 1999. The Company would like to express how deeply appreciative it is of their contributions, loyalty and guidance during their respective 19 and 28 years of dedicated service to the Company.

                      By Order of the Board of Directors,

                                          Daniel W. Farley
                                          SECRETARY

Dated: March 3, 1999

Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1999

                            ------------------------

    This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Energy East Corporation (the "Company"), to be used at the Company's Annual Meeting of Stockholders to be held on April 23, 1999, at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about March 3, 1999. The mailing address of the Company's principal executive office is P.O. Box 12904, Albany, New York 12212-2904.

ANNUAL REPORT

    An Annual Report to Stockholders for the year ended December 31, 1998, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The close of business on February 22, 1999 (the "Record Date") has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting. As of the Record Date, the Company had outstanding 62,906,411 shares of Common Stock.

    The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"). If you are an employee of the Company or any subsidiary and participate in the Tax Deferred Savings Plans of New York State Electric & Gas Corporation ("NYSEG"), the proxy constitutes an instruction for the trustee of such plans to vote the whole shares in your account in such plans in the manner specified on the proxy.

    In voting for Proposal 1 (the election of directors), you may vote in favor of all nominees or withhold your votes as to all, or as to specific, nominees. The two nominees receiving the highest number of affirmative votes cast, in person or by proxy, by holders of Common Stock entitled to vote shall be elected to serve as directors. As a result, votes that are withheld will not be counted and will have no effect on the vote in connection with the election of directors. In voting for Proposal 2 (additional Common Stock), Proposal 3 (supermajority vote requirement), Proposal 4 (cumulative voting), and Proposal 5 (Stockholder Proposal), you may vote in favor of, or against, or may abstain from voting on each of such proposals. The vote required to approve each of Proposals 2 and 4 is the affirmative vote, in person or by proxy, of a majority of the outstanding Common Stock entitled to vote. The vote required to approve Proposal 3 is the affirmative vote, in person or by proxy, of two-thirds of the outstanding Common Stock entitled to vote. The vote required to approve the Stockholder Proposal is the affirmative vote, in person or by proxy, of a majority of the votes cast by holders of Common Stock entitled to vote. As a result, abstentions will have the same legal effect as a vote against Proposals 2, 3 and 4, and will be voted neither "for" nor "against" and will have no effect on the vote in connection with the Stockholder Proposal.

    Under the rules of the New York Stock Exchange ("NYSE"), member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Under the rules of the NYSE, Proposals 2, 3, 4 and 5 are considered "non-discretionary items" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such "broker non-votes" will not be considered as votes cast in determining the outcome of Proposals 2, 3, 4 and 5. Accordingly, such "broker non-votes" will have the same legal effect as a vote against Proposals 2, 3 and 4 and will have no effect on the vote in connection with Proposal 5.

    In determining whether a quorum is present, all duly executed proxies (including those marked "abstain" or "withhold") will be counted. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

            PROPOSAL 1: ELECTION OF DIRECTORS (Item 1 on Proxy Card)

    Your Board of Directors currently consists of twelve directors divided into three classes. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

    The nominees for election at this Annual Meeting to serve as directors in Class I for a term expiring at the 2002 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are: Alison
P. Casarett and John M. Keeler. Dr. Casarett and Mr. Keeler were elected to Class I for a term expiring at the 1999 Annual Meeting of Stockholders. Everett
A. Gilmour and Alton G. Marshall are not standing for re-election to the Board of Directors because they are retiring as directors of the Company effective at this Annual Meeting.

    Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of Alison P. Casarett and John M. Keeler. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

    Between May 1, 1998 (the effective date of the formation of the holding company) and December 31, 1998, there were five meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

    The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                  CLASS I
                  DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2002
[PHOTO]

                  ALISON P. CASARETT
                  DEAN EMERITUS, CORNELL UNIVERSITY, ITHACA, NY. Emeritus Professor of
                  Radiation Biology, New York State College of Veterinary Medicine, Cornell
                  University. Director of NYSEG, Ithaca, NY. Dr. Casarett was Special
                  Assistant to the President of Cornell University from August 1993 to June
                  1995. Prior to that time, she was the Dean of The Graduate School at
                  Cornell University. Dr. Casarett, 68, has been a director of Energy East
                  Corporation since April 1998 and a director of NYSEG since 1979.
[Photo]

                  JOHN M. KEELER
                  OF COUNSEL, HINMAN, HOWARD & KATTELL,* BINGHAMTON, NY; ATTORNEYS AT
                  LAW. Chairman, The Stuart and Willma Hoyt Foundation, Binghamton, NY.
                  Director of: NYSEG, Ithaca, NY; Security Mutual Life Insurance Company of
                  New York, Binghamton, NY; and the Harriet L. Dickenson Foundation,
                  Binghamton, NY. Past Chairman, The Harpur Forum of Binghamton University
                  Foundation, Binghamton, NY; Past President of Broome County Bar
                  Association and of Broome County United Way, both of Binghamton, NY. Mr.
                  Keeler, 65, has been a director of Energy East Corporation since April
                  1998 and a director of NYSEG since 1989.

                  CLASS II
                  DIRECTORS WHOSE TERMS EXPIRE IN 2000
[PHOTO]

                  JOSEPH J. CASTIGLIA
                  FORMER VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PRATT &
                  LAMBERT UNITED, INC., BUFFALO, NY. Business Consultant and Private
                  Investor, JBC Enterprises, East Aurora, NY. Chairman, Catholic Health
                  System of Western New York, Buffalo, NY; Chairman, Blue Cross & Blue
                  Shield of Western New York, Inc., Buffalo, NY. Director of: NYSEG, Ithaca,
                  NY; Vision Group of Funds and Vision Fiduciary Funds, Inc., Buffalo, NY;
                  Sevenson Environmental Services, Inc., Niagara Falls, NY; Buffalo Alliance
                  for Education, Buffalo, NY; and Community Foundation for Greater Buffalo,
                  Buffalo, NY. Mr. Castiglia was Vice Chairman, President and Chief
                  Executive Officer of Pratt & Lambert United, Inc. from August 1994 until his retirement in January 1996. Prior to that time, he was President and
                  Chief Executive Officer of Pratt & Lambert, Inc. from 1989 until July
                  1994, at which time the company was merged with United Coatings, Inc. Mr.
                  Castiglia, 64, has been a director of Energy East Corporation since April
                  1998 and a director of NYSEG since 1995.

[Photo]

                  LOIS B. DEFLEUR
                  PRESIDENT OF THE STATE UNIVERSITY OF NEW YORK AT BINGHAMTON, BINGHAMTON,
                  NY. Chairperson of the American Council on Education, Washington, DC.
                  Director of: NYSEG, Ithaca, NY; Broome County Chamber of Commerce,
                  Binghamton, NY; and WSKG Public Television and Radio, Binghamton, NY;
                  Director's Advisory Council, M&T Bank-Southern Division, Endicott and
                  Ithaca, NY. Dr. DeFleur, 62, has been President of the State University of
                  New York at Binghamton since 1990, and has been a director of Energy East
                  Corporation since its formation and a director of NYSEG since 1995.
[Photo]

                  WALTER G. RICH
                  CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF DELAWARE
                  OTSEGO CORPORATION, COOPERSTOWN, NY, AND ITS SUBSIDIARY, THE NEW YORK,
                  SUSQUEHANNA & WESTERN RAILWAY CORPORATION. Director of: NYSEG, Ithaca, NY;
                  Security Mutual Life Insurance Company of New York, Binghamton, NY; and
                  New York Business Development Corporation, Albany, NY. He is a member of the Franklin Industrial Advisory Board of the Syracuse University School
                  of Management, Syracuse, NY; and appointed by the Governor a member of the
                  New York State Public Transportation Safety Board, Albany, NY. Mr. Rich,
                  53, has been a director of Energy East Corporation since its formation and a director of NYSEG since 1997.
[Photo]

                  WESLEY W. VON SCHACK
                  CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF ENERGY EAST
                  CORPORATION, ALBANY, NY. Director of: NYSEG, Ithaca, NY; Mellon Bank
                  Corporation and Mellon Bank, N.A., Pittsburgh, PA; RTI International
                  Metals, Inc., Niles, OH; AEGIS Insurance Services, Inc., Jersey City, NJ;
                  Business Council of New York State, Albany, NY; and Peconic Land Trust,
                  Inc., Long Island, NY. Mr. von Schack was Chairman, President, Chief
                  Executive Officer and a director of DQE, Inc. and Duquesne Light Company prior to August 1996. Mr. von Schack, 54, has been Chairman, President,
                  Chief Executive Officer and a director of Energy East Corporation since its formation and Chairman, President, Chief Executive Officer and a
                  director of NYSEG since September 1996.

                  CLASS III
                  DIRECTORS WHOSE TERMS EXPIRE IN 2001
[PHOTO]
                  RICHARD AURELIO
                  FORMER PRESIDENT OF TIME WARNER CABLE GROUP, NYC, AND NY1 NEWS AND SENIOR
                  ADVISOR TO THE CHAIRMAN AND CEO OF TIME WARNER, INC., NEW YORK, NY.
                  Director of: NYSEG, Ithaca, NY; The Citizens Committee for New York City,
                  Inc., New York, NY; and the Javits Foundation, New York, NY. Mr. Aurelio
                  was a Time Warner executive from 1979 through 1998. Prior to that time, he served as deputy mayor of New York City during the Lindsay administration, as an administrative assistant to U.S. Senator Jacob K. Javits, as news editor of Newsday and a public relations executive. Mr. Aurelio, 70, has been a director of Energy East Corporation since its formation and a director of NYSEG since 1997.
[Photo]
                  JAMES A. CARRIGG
                  FORMER CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NYSEG, ITHACA,
                  NY. Director of: NYSEG, Ithaca, NY; and Security Mutual Life Insurance
                  Company of New York, Binghamton, NY. Trustee of: Dr. G. Clifford &
                  Florence B. Decker Foundation, Binghamton, NY; and the Public Policy
                  Institute of the Business Council of New York State, Albany, NY. Mr.
                  Carrigg was Chairman, President and Chief Executive Officer of NYSEG from
                  January 1991 to September 1996, and was Chairman and Chief Executive
                  Officer of NYSEG from May 1988 to December 1990. Prior to that time, he was President and Chief Operating Officer of NYSEG. Mr. Carrigg, 65, has
                  been a director of Energy East Corporation since April 1998 and a director of NYSEG since 1983.
[Photo]
                  PAUL L. GIOIA
                  OF COUNSEL, LEBOEUF, LAMB, GREENE & MACRAE,* ALBANY, NY; ATTORNEYS AT LAW.
                  Director of: NYSEG, Ithaca, NY; and Berkshire Gas Company, Pittsfield, MA.
                  Mr. Gioia was a Senior Vice President of First Albany Corporation from May
                  1987 to October 1993. Prior to that time, he served as a member and was
                  Chairman of the Public Service Commission of the State of New York and
                  also served as a member of the New York State Energy Research and
                  Development Authority. Mr. Gioia, 56, has been a director of Energy East
                  Corporation since April 1998 and a director of NYSEG since 1991.
[Photo]
                  BEN E. LYNCH
                  PRESIDENT OF WINCHESTER OPTICAL COMPANY, ELMIRA, NY. Director of NYSEG,
                  Ithaca, NY. Past Chairman of Arnot-Ogden Medical Center, Elmira, NY; Past
                  President of Horseheads Board of Education, Horseheads, NY. Former Trustee
                  of the Pennsylvania College of Optometry, Philadelphia, PA; and of the
                  Optometric Center of New York Foundation, New York, NY. Mr. Lynch, 61, has
                  been President of Winchester Optical Company since 1965, and has been a director of Energy East Corporation since April 1998 and a director of
                  NYSEG since 1987.

------------------------
* The law firms of which Mr. Keeler and Mr. Gioia are of counsel provided legal services to the Company in 1998 and are expected to provide legal services to the Company in 1999.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table indicates the number of shares of Common Stock and Common Stock equivalent units beneficially owned as of February 12, 1999 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 17 current directors and executive officers as a group and the percent of the outstanding securities so owned.

                                                 COMMON STOCK                        TOTAL COMMON STOCK
                                                 BENEFICIALLY      COMMON STOCK       AND COMMON STOCK      PERCENT
NAME                                               OWNED(1)     EQUIVALENT UNITS(2)   EQUIVALENT UNITS     OF CLASS
----------------------------------------------  --------------  -------------------  -------------------  -----------
Richard Aurelio...............................         1,000             1,080                2,080               (3)
James A. Carrigg..............................        15,087            18,455               33,542               (3)
Alison P. Casarett............................           541            10,629               11,170               (3)
Joseph J. Castiglia...........................         5,000             2,579                7,579               (3)
Lois B. DeFleur...............................           300             2,579                2,879               (3)
Daniel W. Farley..............................        13,522             3,862               17,384               (3)
Michael I. German.............................        42,284            11,892               54,176               (3)
Everett A. Gilmour............................         3,052             1,407                4,459               (3)
Paul L. Gioia.................................         2,649             3,445                6,094               (3)
Kenneth M. Jasinski...........................        18,866             4,305               23,171               (3)
John M. Keeler................................         1,301             6,451                7,752               (3)
Ben E. Lynch..................................         1,219             6,247                7,466               (3)
Alton G. Marshall.............................           200             1,407                1,607               (3)
Walter G. Rich................................         1,000             1,080                2,080               (3)
Robert E. Rude................................         7,939             1,059                8,998               (3)
Wesley W. von Schack..........................        99,241            30,248              129,489               (3)
17 current directors and executive officers as
  a group.....................................       219,820           107,784              327,604               (3)

------------------------
(1) Includes shares of Common Stock which may be acquired through the exercise of stock options which are exercisable currently. The persons who have such options and the number of shares which may be acquired are as follows: Mr. Farley, 10,032; Mr. German, 31,666; Mr. Jasinski, 16,666; Mr. Rude, 5,000;
    Mr. von Schack, 83,333; and all executive officers as a group, 151,697.

(2) Includes Common Stock equivalent units granted under the Long-Term Executive Incentive Share Plan ("LTEISP") and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.

(3) Less than 2/3 of 1% of the outstanding Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons holding ten percent or more of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Such reporting persons are also required to provide the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Company believes that during 1998 all filing requirements were satisfied by its directors and executive officers.

STOCK PERFORMANCE GRAPH

    The yearly change in the cumulative total stockholder return on the Company's Common Stock during the five years ending December 31, 1998, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1993, and assuming reinvestment of dividends, is shown by the following:

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
              ENERGY EAST CORPORATION, S&P UTILITIES, AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        STANDARD & POORS
           ENERGY EAST CORPORATION          UTILITIES          STANDARD & POORS 500
12/31/93                       100                        100                    100
12/31/94                     66.94                      92.06                 101.32
12/31/95                     97.03                     130.74                  139.4
12/31/96                     86.23                     134.82                 171.41
12/31/97                    150.05                     168.06                 228.59
12/31/98                    248.02                     192.88                 293.92

                                        12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                        ---------  ---------  ---------  ---------  ---------  ---------
Energy East Corporation...............  $  100.00  $   66.94  $   97.03  $   86.23  $  150.05  $  248.02
Standard & Poor's Utilities...........  $  100.00  $   92.06  $  130.74  $  134.82  $  168.06  $  192.88
Standard & Poor's 500.................  $  100.00  $  101.32  $  139.40  $  171.41  $  228.59  $  293.92

EXECUTIVE COMPENSATION

    Compensation for services to the Company and its subsidiaries for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Company who served in such capacities on December 31, 1998, is shown by the following:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                           ANNUAL COMPENSATION       AWARDS
                  NAME AND                                ----------------------    OPTIONS/        ALL OTHER
             PRINCIPAL POSITION                  YEAR       SALARY      BONUS       SARS (#)     COMPENSATION(1)
---------------------------------------------  ---------  ----------  ----------  -------------  ----------------
Wesley W. von Schack.........................       1998(2) $  575,000 $  283,475     100,000       $   47,006
  Chairman, President and                           1997     575,000     257,677       69,000           66,641
  Chief Executive Officer                           1996     178,766      72,033            0           75,381

Michael I. German............................       1998     323,878     120,750       55,459            5,000
  Senior Vice President                             1997     237,500      74,375       30,000            6,075
                                                    1996     217,500      50,563            0            2,250

Kenneth M. Jasinski(3).......................       1998     252,885     111,750       50,000                0
  Senior Vice President                             1997           0           0            0                0
  and General Counsel                               1996           0           0            0                0

Daniel W. Farley.............................       1998     144,000      57,600       18,607            1,860
  Secretary                                         1997     144,000      37,800       13,533            3,360
                                                    1996     142,875      24,465            0            1,793

Robert E. Rude...............................       1998     127,580      42,000       15,000            1,905
  Controller                                        1997     107,833      23,000        9,000            3,147
                                                    1996      96,650       3,912            0            1,578

------------------------

(1) In 1998, the Company contributed for Messrs. von Schack, German, Farley, and Rude, $2,500, $2,500, $1,860, and $1,725, respectively, under the Tax Deferred Savings Plan. The Company contributed for Messrs. German and Rude, $2,500 and $180, respectively, under the Employees' Stock Purchase Plan. For Mr. von Schack, $3,014 represents the dollar value of the term portion, and $41,492 represents the benefit, projected on an actuarial basis, of the whole-life portion of a premium paid for a life insurance policy.

(2) Compensation data for Mr. von Schack is provided only for a portion of 1996 because his employment commenced September 9, 1996.

(3) Compensation data for Mr. Jasinski is provided only for a portion of 1998 because his employment commenced April 29, 1998.

         LONG-TERM INCENTIVE PLAN AWARDS(1) IN LAST FISCAL YEAR (1998)

                                                                   PERFORMANCE
                                                                    OR OTHER         ESTIMATED FUTURE PAYOUT UNDER
                                                                     PERIOD           NON-STOCK PRICE-BASED PLANS
                                                                      UNTIL     ---------------------------------------
                                                      NUMBER OF    MATURATION                   TARGET
                                                     PERFORMANCE       OR        THRESHOLD      SHARES        MAXIMUM
NAME                                                   SHARES        PAYOUT     SHARES (#)        (#)       SHARES (#)
--------------------------------------------------  -------------  -----------  -----------  -------------  -----------
Wesley W. von Schack..............................        6,828     1998-2000        1,707         6,828        10,242

Michael I. German.................................        2,599     1998-2000          650         2,599         3,899

Kenneth M. Jasinski...............................        2,265     1998-2000          566         2,265         3,398

Daniel W. Farley..................................          786     1998-2000          197           786         1,179

Robert E. Rude....................................          552     1998-2000          138           552           828

------------------------

(1) Pursuant to the LTEISP, participants, including executive officers of the Company, were granted a certain number of Performance Shares in 1998 depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. Payments representing the cash value of a certain percentage of the Performance Shares are made at the end of each three-year Performance Cycle and are based on the Company's ranking with respect to its three-year average total stockholder return as compared to the top 100 utilities by revenue. A new Performance Cycle begins on January 1 of each year. Achievement of a ranking of 65th will result in the payment of the cash value of 25% (threshold amount) of the Performance Shares. Achievement of a ranking of 50th will result in the payment of the cash value of 100% (target amount) of the Performance Shares. Achievement of a ranking of 20th will result in the payment of the cash value of 150% (maximum amount) of the Performance Shares. There will be no payments, however, if the Company's ranking is below 65th. The value of the Performance Shares will be measured by reference to the average of the daily closing prices of a share of Common Stock for the last five trading days of the Performance Cycle.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1998)

                                                               INDIVIDUAL GRANTS
                                             ------------------------------------------------------
                                              NUMBER OF    PERCENTAGE OF
                                             SECURITIES        TOTAL
                                             UNDERLYING    OPTIONS/ SARS
                                              OPTIONS/      GRANTED TO
                                                SARS         EMPLOYEES     EXERCISE OR                GRANT DATE
                                               GRANTED       IN FISCAL     BASE PRICE   EXPIRATION      PRESENT
NAME                                            #(1)           YEAR          ($/SH)        DATE        VALUE(4)
-------------------------------------------  -----------  ---------------  -----------  -----------  -------------

Wesley W. von Schack.......................     100,000          18.17%     $ 35.8750       2/5/08        $535,000

Michael I. German..........................      50,000           9.09%       35.8750       2/5/08         267,500

                                                  5,459(2)          .99%      57.4375      5/21/07          51,751(5)

Kenneth M. Jasinski........................      50,000(3)         9.09%      40.1250      4/29/08         347,500(6)

Daniel W. Farley...........................      18,000           3.27%       35.8750       2/5/08          96,300

                                                    607(2)          .11%      57.4375      5/21/07           5,754(5)

Robert E. Rude.............................      15,000           2.73%       35.8750       2/5/08          80,250

------------------------
(1) Pursuant to the 1997 Stock Option Plan, participants were granted Options to purchase a specified number of shares of Common Stock at specified exercise prices. These Options were granted in tandem with Stock Appreciation Rights and are for a term of ten years from the date of grant. The exercise price of an Option or tandem Stock Appreciation Right may not be less than 100% of the closing price of a share of Common Stock determined on the last trading date before such Option and tandem Stock Appreciation Right are granted. The exercise of an Option or a tandem Stock Appreciation Right will result in a corresponding cancellation of the related Stock Appreciation Right or Option to the extent of the number of shares of Common Stock as to which the Option or the Stock Appreciation Right was exercised. Replacement Options are granted to participants at the time of an exercise of an Option to the extent that all or any portion of the Option exercise price or taxes incurred in connection with the exercise of the Option are paid for by using other common shares of the Company or by the withholding of the Company's common shares. The Replacement Option is granted for the number of shares the participant tenders to pay the exercise price or taxes incurred. Replacement Options will first be exercisable no earlier than six months from the date of their grant and will have an expiration date equal to the expiration date of the original Option. The Options are transferable to family members and certain entities under certain circumstances. Except where noted, the Options and tandem Stock Appreciation Rights were granted on February 5, 1998. The Options and the tandem Stock Appreciation Rights are exercisable in three installments regarding the original number of Options granted as follows: (a) in aggregate as to no more than 33 1/3% on January 1, 1999; (b) in aggregate as to no more than 66 2/3% on January 1, 2000; and (c) on January 1, 2001 as to 100% of all Options which have not been previously exercised.

(2) Represents the grant of a Replacement Option. The Replacement Option was granted on December 7, 1998 and will be first exercisable on June 7, 1999.

(3) The Options and tandem Stock Appreciation Rights were granted on April 29, 1998 and have the same vesting schedule as the Options and tandem Stock Appreciation Rights granted on February 5, 1998.

(4) Based on the Black-Scholes option pricing model. There is no assurance the value realized will be at or near the value estimated by the Black-Scholes option pricing model. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 21.34%; risk-free interest rate, 5.82%; and an expected term before exercise of 10 years.

(5) In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 23.23%; risk-free interest rate, 4.96%; and an expected term before exercise of 10 years.

(6) In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 21.41%; risk-free interest rate, 6.02%; and an expected term before exercise of 10 years.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1998)
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                   SHARES                       OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                                 ACQUIRED ON                  FISCAL YEAR-END (#)         AT FISCAL YEAR-END(2)
                                  EXERCISE       VALUE     --------------------------  ---------------------------
NAME                                 (#)      REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------  -----------  -----------  -------------  ------------  -------------

Wesley W. von Schack...........      19,000    $ 408,500       50,000        100,000   $  1,737,500   $ 2,062,500

Michael I. German..............      15,000      535,313       15,000         55,459        521,250     1,031,250

Kenneth M. Jasinski............           0            0            0         50,000              0       818,750

Daniel W. Farley...............       1,533       48,984        4,032         18,607        140,112       371,250

Robert E. Rude.................           0            0            0         15,000              0       309,375

------------------------
(1) The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of Common Stock on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the Option exercise price and the closing price of $56.50 a share of Common Stock on the NYSE on December 31, 1998.

                               PENSION PLAN TABLE

    The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Retirement Benefit Plan and the Supplemental Executive Retirement Plan ("SERP") as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

 AVERAGE                                                                 YEARS OF SERVICE
ANNUAL                                  ----------------------------------------------------------------------------------
SALARY*                                     10          15          20          25          30          35         40**
--------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$700,000..............................  $  314,300  $  351,000  $  387,800  $  424,500  $  461,300  $  498,000  $  534,800
 650,000..............................     290,600     324,800     358,900     393,000     427,100     461,300     495,400
 600,000..............................     267,000     298,500     330,000     361,500     393,000     424,500     456,000
 550,000..............................     243,400     272,300     301,100     330,000     358,900     387,800     416,600
 500,000..............................     219,800     246,000     272,300     298,500     324,800     351,000     377,300
 450,000..............................     196,100     219,800     243,400     267,000     290,600     314,300     337,900
 400,000..............................     172,500     193,500     214,500     235,500     256,500     277,500     298,500
 350,000..............................     148,900     167,300     185,600     204,000     222,400     240,800     259,100
 300,000..............................     125,300     141,000     156,800     172,500     188,300     204,000     219,800
 250,000..............................     101,600     114,800     127,900     141,000     154,100     167,300     180,400
 200,000..............................      78,000      88,500      99,000     109,500     120,000     130,500     141,000
 150,000..............................      54,400      62,300      70,100      78,000      85,900      93,800     101,600

------------------------

* Average of the salaries (not including amounts listed under "Bonus," "Long-Term Compensation Awards, Options/SARs," and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the SERP was assumed to be 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and SERP purposes.

    The Retirement Benefit Plan provides retirement benefits for hourly and salaried employees, including executive officers of the Company and certain subsidiaries, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

    The SERP provides that all salaried employees, including executive officers of the Company and certain subsidiaries, shall receive the full benefits of the Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under the Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees of the Company and certain subsidiaries, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment.

    Messrs. von Schack, German and Jasinski each have an agreement with the Company and NYSEG which provides that, for the purposes of the Retirement Benefit Plan and the SERP, they each will be credited with two years of service for each year actually worked for the first five years of employment, provided that they each are employed by the Company or NYSEG for at least five years. Mr. von Schack was employed commencing September 9, 1996, Mr. German was employed commencing December 5, 1994, and Mr. Jasinski was employed commencing April 29, 1998.

    Messrs. von Schack, German, Jasinski, Farley and Rude have 2, 4, 1, 17, and 22 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

EMPLOYMENT, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    The Company and NYSEG have entered into employment agreements with Messrs. von Schack, German and Jasinski. Mr. von Schack's agreement provides for his employment as Chairman, President and Chief Executive Officer of the Company and of NYSEG for a term ending on September 8, 2001. Mr. German's agreement provides for his employment as Senior Vice President of the Company and Executive Vice President and Chief Operating Officer of NYSEG for a term ending on February 28, 2002. Mr. Jasinski's agreement provides for his employment as Senior Vice President and General Counsel of the Company and Executive Vice President of NYSEG for a term ending on April 28, 2002. Each agreement provides for automatic one-year extensions unless either party to an agreement gives notice that such agreement is not to be extended. Each agreement was unanimously approved by the Board of Directors and provides for, among other things, a base salary of $575,000 for Mr. von Schack, $375,000 for Mr. German, and $375,000 for Mr. Jasinski, subject to increase by the Board of Directors, and in the case of Mr. von Schack, the payment of the annual premium on a life insurance policy (the "Life Insurance Policy") on his life. The agreements also provide for eligibility for participation in the Company's or NYSEG's other compensation and benefit plans and for certain payments in the event of the termination of employment for cause due to disability or termination by the Company without cause prior to a change in control of the Company.

    The agreements also provide that, if, generally, within two years following a change in control of the Company, the officer's employment is terminated either by the Company without cause or by the officer for good reason, he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary, (ii) an award under the Annual Executive Incentive Plan ("AEIP") for the year in which the termination occurs, and (iii) in the case of Mr. von Schack, the premium on the Life Insurance Policy. In the event of such termination, the officer's life (other than the Life Insurance Policy), disability, accident and health insurance benefits will continue for a period of thirty-six months and he will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there will be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the officer will be given additional age and service credit under the SERP and the present value of any SERP benefits will be paid in a lump sum to the officer, unless the officer elects to receive such SERP benefits in the manner provided in the SERP. In the event that any payments made on account of a change in control of the Company, whether under the agreement or otherwise, would subject the officer to federal excise tax or interest or penalties with respect to such federal excise tax, he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    Messrs. Farley and Rude each have a severance agreement in order to provide for certain payments if, generally, within two years following a change in control of the Company, the individual's employment is terminated either by NYSEG without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 2000 with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors of NYSEG. The benefits consist of a lump-sum severance payment equal to two times the sum of (i) the individual's then-annual base salary, and (ii) any award under the AEIP with respect to the year immediately preceding the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of twenty-four months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of the Company, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    Certain employees, including senior management of the Company and of NYSEG, have entered into Employee Invention and Confidentiality Agreements. The agreements provide for, among other things, payments (up to one year's salary) and certain health insurance premiums to the individual in the event that the individual's employment is terminated whether voluntarily or involuntarily, and the noncompetition and nonsolicitation provisions of the agreement prevent the individual from obtaining other appropriate employment, so long as he or she is not entitled to receive payments under a change in control severance agreement.

    In the event of a change in control of the Company, participants in the AEIP will be paid an amount which includes all earned but unpaid awards, a pro rata portion of any award with respect to the year in which such change in control occurs and an additional payment at the end of the year in which such change in control occurs, to the extent that the award earned under the normal terms of the AEIP exceeds the amount paid upon such change in control. In addition, participants in the LTEISP will be paid an amount which includes (i) the payment of awards for all cycles in progress at the time of such change in control computed and paid out in full (rather than pro rata) and based on the assumption that the Company's performance was at the 50th percentile; and (ii) any amounts earned under the normal terms of the LTEISP through the end of each performance cycle, to the extent those amounts exceed the amounts paid at the time of such change in control. All change in control payments under the LTEISP are to be valued based on the change in control price of the Company's Common Stock. After a change in control of the Company, officers and certain key employees of the Company and certain subsidiaries who qualify, and whose employment is terminated at age 55 or later, other than for cause, shall receive a total retirement benefit as determined under the SERP.

    The Executive Compensation and Succession Committee of the Board of Directors in its discretion may take certain actions in order to preserve, in the event of a change in control of the Company, a participant's rights under an award issued pursuant to the 1997 Stock Option Plan or the Restricted Stock Plan.

    Grantor trusts have been established to provide for the payment of certain employee and director benefits, including any severance benefits that might become payable after a change in control of the Company under Mr. von Schack's, Mr. German's and Mr. Jasinski's employment agreements and the other severance agreements.

DIRECTORS' COMPENSATION

    Directors of the Company, other than officers of the Company or officers of any subsidiary of the Company, receive an annual retainer of $22,000, plus $1,000 for each directors' and committee meeting attended. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

    Pursuant to the Director Share Plan for Directors, persons who are non-employee directors are eligible for certain benefits to be paid upon their ceasing to serve as directors of the Company. On each January 1, April 1, July 1, and October 1, all non-employee directors receive 150 Phantom Shares pursuant to the Director Share Plan. In addition, all persons who were non-employee directors prior to January 1, 1996 received an initial grant of Phantom Shares either in an amount based on the actuarial present value of the vested accrued benefit earned by the director in lieu of continued participation in the Retirement Plan for Directors or in an amount equal to the number of Phantom Shares awarded to an eligible director from January 1, 1997 to the effective date of participation in the Director Share Plan. Phantom Shares granted earn dividend equivalents in the form of additional Phantom Shares. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the Phantom Shares held by the director are to be made to the director. The value of the Phantom Shares is to be determined by multiplying the number of Phantom Shares by the average of the daily closing prices of the Company's Common Stock for the five trading days preceding the date the director ceases to serve as a director. Under the terms of the Deferred Compensation Plan for the Director Share Plan, a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director's ceasing to serve as a director.

    Pursuant to the Retirement Plan, eligible directors who opted to continue participating in the Retirement Plan qualify for annual retirement benefits. The Retirement Plan was amended in January 1996 to provide that any director elected after December 31, 1995 will not participate in the Retirement Plan. An eligible director who serves on the Board for at least five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect during such service. An eligible director who serves on the Board for ten years or more qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect during such service, while an eligible director with between five and ten years of service qualifies for prorated amounts. Payments of Retirement Plan benefits generally commence upon the later of the eligible director's attaining age 65 or retirement from the Board and continue for a period equal to the greater of the eligible director's life or ten years. Eligible directors elected prior to the effective date of the Retirement Plan will have such prior service included in establishing their eligibility and the amount of their retirement benefits.

COMMITTEES

    The Company's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

    The Audit Committee, which consists of Ben E. Lynch, Chairman, Lois B. DeFleur, Paul L. Gioia, and Walter G. Rich, had two meetings between May 1, 1998 (the effective date of the formation of the holding company) and December 31, 1998. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of the Company's system of internal controls and financial reporting, meets with the internal auditor to discuss the results of completed internal audits and meets with management to discuss the Company's Corporate Compliance Program, including the adequacy of management's compliance and enforcement efforts.

    The Nominating Committee, which consists of Alton G. Marshall, Chairman, Richard Aurelio, Lois B. DeFleur, and Everett A. Gilmour had no meetings between May 1, 1998 (the effective date of the formation of the holding company) and December 31, 1998. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

    The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Richard Aurelio, Joseph J. Castiglia, and Alton G. Marshall, had three meetings between May 1, 1998 (the effective date of the formation of the holding company) and December 31, 1998. That Committee, among other things, recommends compensation for officers, awards under the AEIP, and candidates for election as officers.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

    The Executive Compensation and Succession Committee (the "Committee") is composed entirely of independent outside directors. Under the guidance of the Committee, the Company's general compensation policies are designed to manage the Company toward overall enhanced profitability and increased stockholder value. Accordingly, two principles underlying the Company's compensation policy for all senior managers, including Mr. von Schack and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Company's stockholders, and (ii) rewarding senior management for corporate and individual performance. These principles are reflected in the structure of the Company's compensation program for senior managers which consists of three basic components: base salary, short-term incentive compensation awards and long-term incentive compensation awards. In creating and further refining this structure, the Committee has deliberately placed an increased emphasis on the at risk elements of compensation. The Committee believes that placing compensation at risk and linking such compensation to performance better aligns senior management's financial interests with those of the stockholders, which in turn supports the Company's overall objective of enhancing stockholder value.

    In general, base salaries are targeted at competitive levels, subject to adjustment by the Committee depending on the individual's performance, based on the Committee's general policy that senior management compensation should be competitive so as to attract and retain talented executives. To that end, the Committee has in the past reviewed compensation data from certain utility and general industry companies, as well as certain salary surveys to assist in its decision-making. The Committee has also considered a number of qualitative factors, including the Company's financial and operational achievements, the individual's experience, responsibilities, effectiveness in performing those responsibilities and in leading or helping the Company effectively respond to the rapidly changing utility industry. Because the Committee has placed greater emphasis on the at risk portion of senior management compensation, Mr. von Schack's base salary has not been increased from the original amount set forth in his employment agreement.

    In 1998, earnings per share rose substantially and stockholder value was enhanced as the Company's market value increased significantly. Total shareholder return in 1998 exceeded both the S&P Utility Average and the S&P 500 Index. In the past year, the Company made excellent progress in restructuring and repositioning itself as the energy industry is deregulated. In determining each officer's performance, including Mr. von Schack's, the Committee evaluated them within the context of the year experienced by the Company in terms of achieving the objectives of its 1998 operating plan, as well as their leadership in planning and implementing strategic and operating initiatives designed to increase the long-term value of the Company. The utility continues to provide superior service and has been applauded by customers for its performance following various storms during the past year. The customer complaint rate continues to be the lowest of all electric, natural gas and telephone companies in New York State. The Company has continued its commitment to act in an environmentally responsible manner while providing service cost effectively. These results and individual performances are reflected in the at risk portion of senior management compensation for 1998.

    The AEIP, in which the Company's executive officers participate, provides for short-term cash performance incentive awards if certain annual goals are achieved. For 1998, annual performance incentive awards were based on earnings targets and individual performance objectives. Awards ranged from approximately 23% to 49% of the participant's base salary, depending upon the participant's position, and the performance levels achieved. See the Bonus column in the Summary Compensation Table for performance incentive awards earned for 1998. The LTEISP, in which the Company's executive officers participate, provides for cash incentive awards based on the Company's long-term financial performance relative to the long-term financial performance of companies in the same industry. No cash incentive awards were made under the LTEISP in 1998. See the Long-Term Incentive Plan Awards table for a description of the LTEISP and performance share grants made under the LTEISP. Awards under the 1997 Stock Option Plan and the Restricted Stock Plan are intended to more closely align the long-term financial interests of management with those of the Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. For example, should the Company's Common Stock double in value over the ten-year option term (from $35.88 per share to $71.76 per share), stockholder value would increase an estimated $2,258,220,432, while the value of the grants to the individuals listed in the Option/SAR Grants Table would increase an estimated $8,358,875 or 0.37% of the total gain realized by all stockholders. See the Option/SAR Grants Table for a description of the 1997 Stock Option Plan and awards made under the 1997 Stock Option Plan. No awards were made under the Restricted Stock Plan in 1998.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers except that qualifying performance-based compensation that meets certain specified criteria is not subject to Section 162(m). The Committee believes, based on information currently available, that
Section 162(m) limitations do not apply to awards made under the 1997 Stock Option Plan because the 1997 Stock Option Plan satisfies the requirements of
Section 162(m) and was approved by Common Stockholders. The Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions within the context of the overall operation of the Company's compensation program and will consider what actions should be taken, if any, to continue to operate the compensation program in a tax effective manner.

                EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

Everett A. Gilmour, Chairman   Joseph J. Castiglia
Richard Aurelio                Alton G. Marshall

        PROPOSAL 2: INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                             (Item 2 on Proxy Card)

    The authorized Common Stock of the Company now consists of 200,000,000 shares with a par value of $.01 per share, of which 62,906,411 shares were issued and outstanding and 180,266 shares were held by the Company as treasury shares as of the close of business February 22, 1999. Of the 136,913,323 authorized but unissued shares, the Company estimates that approximately 63,086,677 shares will be issued in connection with the two for one stock split of the Company's Common Stock on April 1, 1999. Your Board of Directors has unanimously approved and recommends that you approve a proposal to amend Article 4(A) of the Certificate of Incorporation to authorize 100,000,000 additional shares of Common Stock. Article 4(A) of the Certificate of Incorporation as proposed to be amended is included in Exhibit A to this Proxy Statement.

    In light of the recently announced two for one stock split of the Company's Common Stock, we believe it is desirable for the conduct of the Company's business to increase, at this time, the authorized shares of Common Stock to assure availability of an adequate number of shares to meet the Company's future financing requirements and for other corporate purposes. While the Company does not currently contemplate issuing additional Common Stock (except as mentioned above), the increase in the number of authorized shares at this time will provide the Company with the necessary flexibility to issue Common Stock in the future as the need arises. This proposal to amend the Certificate of Incorporation is not being recommended in response to any specific effort of which we are aware to obtain control of the Company and we are not seeking to increase the number of authorized shares of Common Stock for anti-takeover purposes. However, although we have no present intention of doing so, the authorized but unissued Common Stock could be used to make any attempt to effect a takeover of the Company more difficult and less likely.

    Stockholders should note that the Certificate of Incorporation and By-Laws contain certain provisions which could be viewed as having anti-takeover effects. The Certificate of Incorporation provides that the Board of Directors be classified into three classes, with one class elected each year, and does not currently provide for cumulative voting in the election of directors. (We have submitted a proposal for your consideration regarding the institution of cumulative voting. See Proposal 4.) The Certificate of Incorporation and By-Laws require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast for the alteration, amendment, repeal of, or the adoption of any provision inconsistent with, certain specified By-Laws if such alteration, amendment, repeal or adoption is by action of the stockholders. (We have submitted a proposal for your consideration to lower the supermajority vote requirement from three-fourths to two-thirds. See Proposal 3.) The Certificate of Incorporation provides that the Stockholders may take action without a meeting only by unanimous consent. The By-Laws provide that directors may only be removed by holders of a majority of the votes of shares of Common Stock for cause and only at a meeting of stockholders. In addition, the By-Laws do not permit stockholders to increase or decrease the number of directors and provide that a majority of the outstanding Common Stock may request that a special meeting be called. The By-Laws contain certain advance notice procedures which stockholders must comply with in order to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. The Board of Directors has, to the extent permitted by statute and the Certificate of Incorporation, the full authority to determine the terms of any series of the Company's Preferred Stock without further action by the stockholders, except as required by law or applicable stock exchange requirements.

    The proposal to amend the Certificate of Incorporation to authorize 100,000,000 additional shares of Common Stock must be approved by the vote of a majority of all outstanding shares of Common Stock entitled to vote. If the proposal is approved, no further authorization from stockholders will be necessary prior to the issuance of the shares, unless required by applicable law or the rules of the NYSE. Holders of Common Stock do not have preemptive rights.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF PROPOSAL 2.

PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

    In accordance with an understanding with Institutional Shareholder Services, we have agreed to submit Proposals 3 and 4, below, for stockholder approval at this year's Annual Meeting of Stockholders. The Company's Certificate of Incorporation and By-Laws currently require supermajority stockholder approval for amendments by stockholders to certain specified provisions of the Company's By-Laws. In addition, the Certificate of Incorporation and By-Laws do not currently provide for cumulative voting in the election of directors. On February 19, 1999, we approved, subject to stockholder approval, the amendment of Article 9 of the Certificate of Incorporation and of By-Law No. 43 to lower the supermajority stockholder vote requirement from three-fourths to two-thirds and the amendment of Article 4(B)(1) of the Certificate of Incorporation to provide for cumulative voting in the election of directors. Article 4(B)(1) and
Article 9 of the Certificate of Incorporation and By-Law No. 43, each as proposed to be amended, are included in Exhibit A to this Proxy Statement. Because of our understanding with Institutional Shareholder Services, and for the reasons described below, we recommend a vote for approval of Proposals 3 and 4.

    PROPOSAL 3: LOWER SUPERMAJORITY VOTE REQUIREMENT (Item 3 on Proxy Card)

    Article 9 of the Certificate of Incorporation and By-Law No. 43 currently require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast in order to alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of the By-Laws if such alteration, amendment, repeal or adoption is by action of the stockholders. We are proposing an amendment to Article 9 of the Certificate of Incorporation and By-Law No. 43 to lower the supermajority stockholder vote requirement from three-fourths to two-thirds.

    The By-Law provisions which require a three-fourths supermajority vote in order to amend them relate generally to the advance notice procedures, special meetings of stockholders, the structure of the Company's Board of Directors, and the amendment of the supermajority requirement. The supermajority requirement makes it more difficult for stockholders to amend such provisions, and therefore helps to discourage unsolicited takeover proposals for the Company that we determine are detrimental to the Company.

    We recognize the difficulty in obtaining sufficient proxies to satisfy a three-fourths stockholder vote requirement. As a result, we believe that a two-thirds (rather than a three-fourths) vote requirement would make it easier for stockholders to amend such By-Law provisions without substantially sacrificing the protection that a supermajority stockholder vote requirement affords.

      PROPOSAL 4: INSTITUTE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
                             (Item 4 on Proxy Card)

    We are proposing an amendment to Article 4(B)(1) of the Certificate of Incorporation to provide for cumulative voting in the election of directors at all elections occurring after this year's Annual Meeting of Stockholders. Cumulative voting means that the total number of votes which you may cast for the election of directors of a given class shall equal the number of directors in such class to be elected multiplied by the number of shares held, and you may cast all of such votes for a single nominee for director or you may distribute them among all or several nominees in such class. A potential benefit of cumulative voting is that it could lead to a more diverse Board by providing a means by which a stockholder or a group of stockholders holding a significant percentage of the Common Stock, though not a majority, can elect directors.

    While under cumulative voting, it is possible for representation on a board of directors to be obtained by an individual or group of individuals who own a small percentage of the voting stock, such a stockholder or group may have interests and goals which are not consistent with, and indeed may be in conflict with, those of a majority of stockholders. We believe that, despite this possibility, since the Board of Directors of the Company is classified, the ability of a stockholder who controls a small percentage of the Common Stock to gain representation on the Board is somewhat mitigated.

    If approved, the proposed amendment to Article 4(B)(1) of the Certificate of Incorporation could change the voting requirement in the By-Laws for removal of directors as is currently in effect. The applicable By-Law provides, among other things:

           "Except as otherwise provided by statute, at any meeting of the stockholders, the holders of a majority of the votes of shares of common stock issued and outstanding, voting separately as a class, may remove at any time, for cause only, any director."

    Section 706(c)(1) of the New York Business Corporation Law (the "BCL") provides that, in the case of a corporation having cumulative voting, no director may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively in an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which he is a member, were then being elected.

    If the proposed amendment to Article 4(B)(1) of the Certificate of Incorporation to provide for cumulative voting is approved, then director removal could be limited by the provisions of BCL Section 706(c)(1). The limitation could arise because even if a majority of the votes of shares voted to remove a director, where the votes cast against the removal of such director would be sufficient to elect him if voted cumulatively, then such director could not be removed. Conversely, a majority of the votes may remove a director where the votes cast against the removal of such director would be insufficient to elect him if voted cumulatively.

            PROPOSAL 5: STOCKHOLDER PROPOSAL (Item 5 on Proxy Card)

    Mr. and Mrs. Edward Rudy, Box 7077, Yorkville Station, New York, New York, 10128, who are the beneficial owners of approximately 6,600 shares of Common Stock have advised the Company that they intend to present the following proposal at the 1999 Annual Meeting of Stockholders:

    "RESOLVED: That the stockholders of Energy East Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for an immediate reduction in stipends, fees, salaries, stock options and/or other remuneration being paid to members of the Board of Directors, including officers and executives who also serve as directors, to the exact percentage reduction which has been approved by the Board of Directors for dividends payable to shareholders of the corporation and, furthermore, said reduction shall not be restored nor payments to all Energy East corporate directors increased except in the exact same cumulative percentages as are or have been approved for increases in shareholder common stock dividends. Included are the new dividend restorations or increases proposed by Chairman Wesley W. Von Schack and/or other members of the Board of Directors, and approved by the Board of Directors prior to the approval of this shareholders' proposal by the shareholder-owners of Energy East."

    The following statement was submitted by the proponents in support of the proposal:

    "The shareholder-voters of Energy East showed very strong support for this proposal when it was presented at the last four annual meetings. Shareholders who are the owners of Energy East Corporation, and who were the owners of its predecessor, New York State Electric & Gas Corporation, are the only shareholders in a major utility who have been subjected to two large dividend reductions in less than a decade.

    The most recent dividend reduction, in 1994, carried the explanation, by a former NYSEG Chairman, on behalf of the NYSEG Board of Directors, that `we understand the importance of the dividend. While difficult, this action is a crucial step in positioning NYSEG for a competitive environment.'

    We believe that the Board of Directors should fully participate with the non-director shareholder owners in this `crucial step' which previous management and the Board of Directors, at that time, determined was necessary. We do not believe that shareholder dividends which are relied upon as retirement income by many retired NYSEG employees and other investors, should be slashed without similar reductions in salaries, stipends, benefits, perks, pensions, or other payments to the current Energy East Board of Directors.

    Energy East Corporation, under the direction and guidance of Wes Von Schack, is certainly doing very well. Chairman Von Schack started the process of restoring the dividend with a $.20 annual raise in 1998 and, less than a year later, another $.08 annual raise payable in 1999. That totals $.28 and we applaud our Chairman and the Energy East Board of Directors for keeping their word and taking that action! Income is up, expenses are down and we have seen a terrific increase in the price of Energy East Corporate stock. Our corporation has seen an amazing turnaround from being the poorest performing utility on the NYSE to being the number one performing utility. . . and we applaud that great accomplishment!

    In 1986, the dividend rate per share was $2.64 on an annual basis. In 1999, including the two new dividend increases, the dividend rate per share will be $1.68. We appreciate the excellent management that has recently partially restored the dividend cuts and greatly improved the performance of Energy East

Corporation shares. You certainly made an excellent start, but it is time to restore the dividend rate to at least the 1986 rate of $2.64 per share on an annual basis!

    If you agree, please mark your ballot in favor of this resolution; if you disagree, mark against. NOTE: PROXY OR PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION, unless you have indicated that you wish to abstain from voting on this proposal."

                          BOARD OF DIRECTORS' POSITION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

    Despite the fact that the Company posted an exceptional 1998 in which earnings, price per share and dividends all increased substantially, total shareholder return in 1998 outperformed both the S&P Utility Average and the S&P 500 Index, and your Board recently raised the dividend again and declared a two for one stock split, Mr. and Mrs. Rudy have again submitted a proposal which is nearly identical to a proposal that was presented at the 1995, 1996, 1997 and 1998 Annual Meetings. Each year, this proposal has been soundly defeated by successively higher numbers of votes of stockholders, who had the foresight and wisdom to recognize that furthering both the long-term and short-term interest of stockholders and the Company requires more than a superficially appealing, narrow gesture such as tying the level of dividends to director compensation. We believe that neither your interests nor the Company's interests are well served by wasting the time of the overwhelming majority of the stockholders on repeated consideration of a proposal which garners less and less stockholder support each year it is submitted. Specifically, shareholder support for this proposal has decreased each year and declined 45% in 1998 from the preceding year.

    The Securities and Exchange Commission rules require that we include the resubmitted proposal, no matter how irrelevant it has become, so long as the resubmitted proposal has managed to draw at least 10% of the required vote on its last submission. In 1998, the proposal drew 10.97% of the vote, barely passing the 10% threshold requirement. The continued resubmission of this proposal is inappropriate in light of the fact that the proposal draws less and less stockholder support each year. The strategies we have embraced and the direction we have chosen, combined with our ability to adapt to the new competitive energy marketplace, have created a more efficient, more market driven and more profitable company. Repeated resubmission of this proposal is unwarranted. For the foregoing reasons, we strongly believe that the Stockholder Proposal is not in your best interests.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER
                                   PROPOSAL.

                            INDEPENDENT ACCOUNTANTS

    The Company has appointed PricewaterhouseCoopers LLP, a firm of independent certified public accountants, as auditors for the year 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that you may have. From time to time PricewaterhouseCoopers LLP performs certain management advisory services for the Company and NYSEG.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    For a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2000 Annual Meeting, it must be received by the Company's Secretary at P.O. Box 12904, Albany, New York, 12212-2904 by November 4, 1999. Under our By-Laws, if you wish to nominate candidates for election to the Board of Directors or if you wish to bring any matter before the 2000 Annual Meeting (other than those matters included in our proxy material), you must notify the Company's Secretary in writing by January 24, 2000. The notice must also meet certain other requirements.

                                 OTHER MATTERS

    We do not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

    The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

    State law requires the Company to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated Electric & Gas Insurance Services Limited, Energy Insurance Mutual Limited, and CNA Insurance Company, has been renewed for one year beginning October 28, 1998, at a premium of $184,348. In addition, the Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Company, its subsidiaries, and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning November 1, 1998 at a premium of $68,495.

                              COST OF SOLICITATION

    The accompanying proxy is solicited on behalf of the Board of Directors. The costs of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Company. In addition, directors, officers, and employees of the Company or of NYSEG may solicit proxies by telephone, telegram or in person, without additional compensation. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation of proxies at an anticipated fee of approximately $14,500, plus reimbursement of out-of-pocket expenses incurred by that firm on behalf of the Company.

                                          By Order of the Board of Directors
                                          DANIEL W. FARLEY,
                                          SECRETARY

Dated: March 3, 1999

                                   EXHIBIT A

Article 4(A) of the Certificate of Incorporation, would be revised to provide as follows:

    4. (A) The aggregate number of shares of stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) consisting of:

           (1) Three Hundred Million (300,000,000) shares of Common Stock, with a par value of One Cent ($.01) per share; and

           (2) Ten Million (10,000,000) shares of Preferred Stock, with a par value of One Cent ($.01) per share.

Article 4(B)(1) of the Certificate of Incorporation, would be revised to provide as follows:

           (1) COMMON STOCK

    Each share of Common Stock shall have one vote, except that at all elections of directors by the holders of Common Stock, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of Common Stock multiplied by the number of directors in the class to be elected, and he may cast all of such votes for a single director in such class or may distribute them among the number of directors in such class to be voted for, or any two or more of them, as he may see fit. Subject to any voting rights which may vest in holders of Preferred Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided and except as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of Common Stock. Subject to the rights of the holders of Preferred Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common Stock shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of Preferred Stock shall be entitled under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

Article 9 of the Certificate of Incorporation, would be revised to provide as follows:

    9. By-Laws of the Corporation may be altered, amended, repealed or adopted by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided in the By-Laws of the Corporation; provided that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, By-Laws 6, 7, 8, 10, or 43, if by action of the stockholders, shall be only upon the affirmative vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast.

By-Law No. 43, would be revised to provide as follows:

    43. These By-Laws may be altered, amended or repealed, or new By-Laws may be adopted, by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided above; provided that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, By-Laws 6, 7, 8, 10 or 43, if by action of the stockholders, shall be only upon the affirmative vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast.

This proxy is solicited on behalf of the Board of Directors of ENERGY EAST CORPORATION
Annual Meeting of Stockholders

The undersigned appoints D. W. Farley, K. M. Jasinski, R. E. Rude or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of Energy East Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on April 23, 1999, and at any adjournment thereof.

(Continued and to be signed on reverse side.)

Please mark votes as in this sample.

The Board of Directors Recommends a vote "FOR" Proposals 1, 2, 3 and 4.

1. Election of Directors, as provided in the Company's Proxy Statement. (Instructions: TO WITHHOLD AUTHORITY to vote for any individual nominees, print that nominee's name on the line provided below.)

A. P. Casarett        J. M. Keeler

[] For all Nominees listed below

[] Withhold Authority to vote for all Nominees listed below

2. Increase number of authorized
   shares of common stock.          FOR              AGAINST           ABSTAIN
3. Lower supermajority vote
   requirement.                     FOR              AGAINST           ABSTAIN
4. Institute cumulative voting
   in the election of directors.    FOR              AGAINST           ABSTAIN

The Board of Directors Recommends a vote "AGAINST" Proposal 5.

5. Stockholder Proposal as
provided in the
Company's Proxy Statement           FOR              AGAINST           ABSTAIN

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted FOR all the nominees, FOR the increase in common stock, FOR the supermajority vote requirement, FOR cumulative voting and AGAINST Proposal (5) and as said proxies shall deem advisable on such other business as may come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgement.

Date:                                , 1999
      ------------------------------
--------------------------------------
SIGNATURE(S)

NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.